EXHIBIT 99.2

InterCept, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(in thousands)

Nine Months Ended September 30,
2003
Cash flows from operating activities:
Net income	$2,138
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Preferred dividends	21
Depreciation and amortization	14,831
WorldCom reserve	—
Loan cost amortization	253
Minority interest	42
Deferred income tax provision	4,456
Loss on sale of property and equipment	154
Gain due to stock issuance of subsidiary
Equity in net loss of affiliates	19
Income tax benefit related to exercise of stock options	65
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	54
Inventory, prepaid expenses, and other current assets	6,418
Other assets	(7,941)
Accounts payable and accrued liabilities	(1,270)
Client payouts	(22,328)
Interest accrued on notes receivable	(107)
SLM Note Receivable	3,390
Deferred revenue	(989)

Net cash (used in) / provided by operating activities	(794)

Cash flows from investing activities:
Acquisitions, net of cash acquired	5,859
Advances to EPX prior to acquisition	—
Proceeds from sale of investments, net	19,432
(Advances to) repayments from affiliate, net	3,210
Purchases of property and equipment, net	(19,395)
Patent costs incurred	—
Increases in capitalized software	(1,483)

Net cash provided by (used in) investing activities	7,623

Cash flows from financing activities:
Proceeds from line of credit	89,156
Payments on notes payable and line of credit	(119,175)
Proceeds from issuance of common stock, net of related issuance costs	—
Proceeds from employee stock purchase plan	632
Preferred stock investment	10,000
Proceeds from exercise of stock options	155

Net cash (used in) provided by financing activities	(19,232)
Net (decrease) increase in cash and cash equivalents	(12,403)
Cash and cash equivalents at beginning of the period	24,071

Cash and cash equivalents at end of the period	$11,668

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,261

Cash paid for income taxes	$167

The accompanying notes are an integral part of these condensed consolidated statements of cash flows.